As filed with the Securities and Exchange Commission on September 16, 1997
                                               Registration No. 333-___________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                    Automobile Protection Corporation - APCO
             (Exact name of registrant as specified in its charter)


        Georgia                                            58-1582432
  State or Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization                        Identification Number)

                        15 Dunwoody Park Drive, Suite 100
                             Atlanta, Georgia 30338
                    (Address of principal executive offices)

                          1997 PERFORMANCE EQUITY PLAN

                            (Full title of the Plans)

                           Martin J. Blank, Secretary
                    Automobile Protection Corporation - APCO
                       15 Dunwoody Park Drive - Suite 100
                             Atlanta, Georgia 30338
                                 (770) 394-7070
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                             ANDREW D. HUDDERS, ESQ.
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                                 (212) 818-8800

                         CALCULATION OF REGISTRATION FEE

                                                                      Proposed maximum       Proposed maximum
                                                    Amount to be       offering price            aggregate           Amount of
Title of Securities to be registered                 registered          per share            offering price      registration fee
================================================ ==================  ==================== ====================  ===================
Common Stock issuable upon exercise of awards      500,000 shares         $4.46875              $2,234,375            $677.08
which may be granted under the 1997 Plan(1)
------------------------------------------------ ------------------  -------------------- --------------------  -------------------
         TOTAL                                                                                                        $677.08
================================================ ==================  ==================== ====================  ===================

(1)      Based on the last sale price of the Common Stock as reported by The Nasdaq Stock Market on September 15, 1997 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.
                              ---------------------

         In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

         The Registration Statement, including all exhibits and attachments, contains 21 pages. The exhibit index may be found on page II-5 of the Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information *

Item 2.   Registrant Information and Plan Annual Information *












* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of the Instructions to Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed by the Registrant with the Securities and Exchange Commission ("Commission") are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 ("Exchange Act");

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997 filed with the Commission pursuant to Section 13(a) of the Exchange Act;

         (c) The Registrant's Proxy Statement dated May 9, 1997 relating to the Annual Meeting of Stockholders filed with the Commission pursuant to Section 14 of the Exchange Act; and

         (d) The description of the Common Stock contained in the Registrant's 8-A Registration Statement filed with the Commission pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.


Item 4.  Description of Securities.

         The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Article VII of the Registrant's Restated Articles of Incorporation provides that directors of the Registrant will not be liable to the Registrant or the Registrant's stockholders for monetary damages for breach of duty of care or other duty as a director, other than liability for any misappropriation of any business opportunity of the Registrant, for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, for the types of liabilities set forth in Section 14-2-202(4) (formerly 14-2-134) of the Georgia Business Corporation Code, and for a transaction from which the director derived an improper personal benefit.

         Article VI of the Registrant's By-Laws sets forth the extent to which the Registrant's directors and officers may be indemnified by the Registrant against liabilities which they may incur in such capacities. Such indemnification is authorized by Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code. These provisions generally provide that an officer or director of the Registrant may be indemnified by the Registrant against liability and expenses arising in connection with any action, suit or proceeding related to his service in such capacity if he acted in a manner he reasonably believed to be in good faith in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Such person shall be entitled to such indemnification if he is successful on the merits. In the event of a settlement of any such action, suit or proceeding, such person shall be entitled to indemnification only upon a determination that indemnification is proper under the circumstances because the person has met the applicable standard of conduct. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or, if such quorum is not obtainable by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties to the proceeding may participate) consisting solely of two or more directors not at the time parties to the proceeding, by the Registrant's independent legal counsel in a written opinion, or by the affirmative vote of a majority of the shares entitled to vote thereon.


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

 Exhibit No.                Description
 4.1*                       1997 Performance Equity Plan of the Registrant

 5.1*                       Opinion of Graubard Mollen & Miller

 23.1*                      Consent of Price Waterhouse LLP, independent accountants for Registrant

 23.2*                      Consent of Graubard Mollen & Miller (included in Exhibit 5.1)


----------------------------
*        Filed herewith.

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Regi strant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on this 16th day of September, 1997.

                                     AUTOMOBILE PROTECTION CORPORATION - APCO



                                     By:      /s/ Larry I. Dorfman
                                        ----------------------------------
                                            Larry I. Dorfman, President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Blank and Larry I. Dorfman his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                 Title                                                        Date
         /s/ Larry I. Dorfman              President, Chief Executive Officer and                   September 16, 1997
------------------------------------------ Director
         Larry I. Dorfman


         /s/ Martin J. Blank               Chairman of the Board, Chief Operating                   September 16, 1997
------------------------------------------ Officer, Secretary and Director
         Martin J. Blank


         /s/ Anthony R. Levinson           Chief Financial Officer and Treasurer                    September 16, 1997
------------------------------------------ (Principal Financial and Accounting Officer)
         Anthony R. Levinson


         /s/ Howard C. Miller              Director                                                 September 16, 1997
------------------------------------------
         Howard C. Miller


         /s/ Mechlin D. Moore              Director                                                 September 16, 1997
------------------------------------------
         Mechlin D. Moore


                                  EXHIBIT INDEX


 Exhibit No.                Description
 4.1*                       1997 Performance Equity Plan of the Registrant

 5.1*                       Opinion of Graubard Mollen & Miller

 23.1*                      Consent of Price Waterhouse LLP, independent accountants for Registrant

 23.2*                      Consent of Graubard Mollen & Miller (included in Exhibit 5.1)


------------------------------
*        Filed herewith.